Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

February 15, 2018

ION Geophysical Corporation

2105 CityWest Blvd., Suite 100

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as counsel for Ion Geophysical Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a registration statement registration on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of $20,000,000 of: (i) shares of common stock, par value $.01 per share, of the Company (“Common Stock”) and (ii) warrants to purchase Common Stock (the “Warrants,” and together with the Common Stock, each a “Security” and collectively the “Securities”), all as more fully described in the Registration Statement.

We have examined those records and documents as we have deemed necessary, including but not limited to originals, photocopies or conformed copies of: (i) the Registration Statement (including the exhibits thereto); (ii) the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the corporate proceedings of the Company; and (iv) all other certificates, agreements and documents that we have considered relevant and necessary as a basis for the opinions expressed in this letter. In addition, we have made those other examinations of law and fact as we considered necessary to form a basis for our opinions.

As to certain questions of fact material to our opinions that we have not independently established, we have relied upon representations of public officials and upon certificates from officers of the Company.

In rendering the following opinions, we have assumed: (i) all information contained in all documents reviewed by us is true and correct; (ii) the genuineness of all signatures on all documents reviewed by us; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (v) each natural person signing any document reviewed by us had the legal capacity to do so. We have also assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that the Securities, up to an aggregate offering price of $20,000,000 when issued against payment therefor, will be validly issued, fully paid and non-assessable.

The opinions expressed in this letter are limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,

/s/ Locke Lord LLP
LOCKE LORD LLP